SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            -------------------------


                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

            TO RULES 13D-1(B)(C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 2)*


                                 MIM CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   553044 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                FEBRUARY 16, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       |_|     Rule 13d-1(b)
       |X|     Rule 13d-1(c)
       |_|     Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 553044 10 8
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   1.   Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

          John M. Slivka, Trustee, Michael R. Erlenbach Flint Trust Dated December 11, 1998

--------------------------------------------------------------------------------
   2.   Check the Appropriate Box if a Member of a Group (See Instructions)

                                                          (a) |_|
                                                          (b) |X|

--------------------------------------------------------------------------------
   3.   SEC Use Only


--------------------------------------------------------------------------------
   4.   Citizenship or Place of Organization

                    United States

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        Number of Shares         5.   Sole Voting Power
       Beneficially Owned
            By Each                               0
     Reporting Person With
                                 -----------------------------------------------
                                 6.   Shared Voting Power

                                                  0


                                 -----------------------------------------------
                                 7.   Sole Dispositive Power

                                                  0

                                 -----------------------------------------------
                                 8.   Shared Dispositive Power

                                                  0
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   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                    0
--------------------------------------------------------------------------------
  10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                          |_|
--------------------------------------------------------------------------------
  11.   Percent of Class Represented by Amount in Row (9)

                    0%
--------------------------------------------------------------------------------
  12.   Type of Reporting Person (See Instructions)

                    IN
--------------------------------------------------------------------------------

CUSIP No. 553044 10 8
--------------------------------------------------------------------------------
   1.   Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

                    Michael R. Erlenbach
--------------------------------------------------------------------------------
   2.   Check the Appropriate Box if a Member of a Group (See Instructions)

                                                 (a) |_|
                                                 (b) |X|
--------------------------------------------------------------------------------
   3.   SEC Use Only


--------------------------------------------------------------------------------
   4.   Citizenship or Place of Organization

                    United States
--------------------------------------------------------------------------------
        Number of Shares         5.   Sole Voting Power
       Beneficially Owned
            By Each                               0
     Reporting Person With
                                ------------------------------------------------
                                 6.   Shared Voting Power

                                                  0

                                ------------------------------------------------
                                 7.   Sole Dispositive Power

                                                  0

                                ------------------------------------------------
                                 8.   Shared Dispositive Power

                                                  0


--------------------------------------------------------------------------------
   9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                    0

--------------------------------------------------------------------------------
  10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                           |_|


--------------------------------------------------------------------------------
  11.   Percent of Class Represented by Amount in Row (9)

                    0%

--------------------------------------------------------------------------------
  12.   Type of Reporting Person (See Instructions)

                    IN

--------------------------------------------------------------------------------

ITEM 1.

     (a)  Name of Issuer: MIM Corporation

     (b) Address of Issuer's Principal Executive Offices: 100 Clearbrook Road, Elmsford, New York 10523

ITEM 2.

     (a) Name of Person Filing: John M. Slivka, Trustee, Michael R. Erlenbach Flint Trust Dated December 11, 1998
          Michael R. Erlenbach


     (b)  Address of Principal Business Office or, if none, Residence:

          John M. Slivka, Trustee: 925 Euclid Avenue, Suite 2000, Cleveland OH 44115

          Michael R. Erlenbach: 1340 Wood Duck Trail, Naples, FL 34108

     (c)  Citizenship: United States

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number: 553044 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

 (a)  |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

 (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

 (c)  |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
          78c).

 (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

 (e)  |_| An investment advisor in accordance withss.240.13d-1(b)(1)(ii)(E);

 (f) |_| An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F);

 (g) |_| A parent holding company or control person in accordance withss.240.13d-1(b)(1)(ii)(G);

 (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

 (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

 (j)  |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount of beneficially owned:  0

         (b)  Percent of class  0%

         (c)  Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote.  0

              (ii)  Shared power to vote or to direct the vote.  0

              (iii) Sole power to dispose or to direct the disposition of :  0

              (iv)  Shared power to dispose or to direct the disposition of:  0


 ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.



ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

          Not Applicable.

ITEM 10. CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                        July 30, 2002
                                        ---------------------------------
                                        Date


                                        /s/ John M. Slivka
                                        ---------------------------------
                                        Signature


                                        John M. Slivka, Trustee,
                                        Michael R. Erlenbach Flint Trust
                                        dated December 11, 1998
                                        ---------------------------------
                                        Name/Title


                                        July 30, 2002
                                        ---------------------------------
                                        Date


                                        /s/ Michael R. Erlenbach
                                        ---------------------------------
                                        Signature


                                        Michael R. Erlenbach
                                        ---------------------------------
                                        Name/Title